Exhibit (h)(i)(b)

HERITAGE ASSET MANAGEMENT

Fee Information for Services as

Plan, Transfer and Dividend Disbursing Agent

Original contract dated March 29, 1993:

Original fee schedule dated March 29, 1993

and amended on August 15, 2006

HERITAGE SERIES TRUST

General - Each Fund shall be charged an annual fee for each open and closed shareholder account according to the following schedule, calculated and payable monthly.

	Open accounts	Closed accounts
Class A shares	$11.00	$2.00
Class B shares	$11.00	$2.00
Class C shares	$11.00	$2.00
Class I shares	$11.00	$2.00

The above fees will be adjusted annually based upon the Tampa/St. Petersburg consumer price index. In addition, each fund will pay its out of pocket expenses as listed below.

Out-of-Pocket Expenses - Out-of-pocket expenses include but are not limited to: fees paid to the Distributor, other broker-dealers and service providers for account maintenance, sub-transfer agent and transactions processing services performed on behalf of fund shareholders; postage expenses, proxy mailing, tabulation, and solicitation expenses; and banking service fees.

Payment - The above fees will be due and payable five days after notification is received at the Trust’s offices.

HERITAGE SERIES TRUST		HERITAGE ASSET MANAGEMENT, INC.

By	/s/ K.C. Clark	/s/ Traci Auty
Title:	Principal Executive Officer	Vice President
Date:	August 15, 2006	August 15, 2006